Exhibit (j)

CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (this “Agreement”) dated as of __________ __, 2012 is entered into by and among SOUND POINT FLOATING RATE INCOME FUND, a Delaware statutory trust (the “Owner”) and U.S. BANK NATIONAL ASSOCIATION, as custodian (in such capacity, the “Custodian”).

W I T N E S S E T H:

WHEREAS, the Owner desires to deposit certain acquired assets (the “Assets”) with the Custodian to hold on the Owner’s behalf and to direct the Custodian with respect to the transfer and release thereof;

NOW, THEREFORE, the parties hereto agree as follows:

1.           The Owner hereby appoints the Custodian as custodian of the Assets pursuant to the terms of this Agreement and the Custodian accepts such appointment.  The Custodian hereby agrees to accept the Assets deposited with the Custodian by the Owner, and agrees to hold, release and transfer the same in accordance with the provisions of this Agreement.  The Assets delivered to the Custodian, its agents or its sub-custodians pursuant to this Agreement will promptly be credited to a separate custodial account (the “Account”) and held on behalf of the Owner.  The Custodian agrees that all Assets of the Owner placed in its custody shall be kept physically segregated at all times from those of any other person, firm, or corporation, and shall be held by the Custodian with all reasonable precautions for the safekeeping thereof, with safeguards substantially equivalent to those maintained by the Custodian for its own securities and such standards as are customary for such custody in the banking industry.  The Custodian shall not be responsible for any assets of the Owner held or received by the Owner or others and not delivered to and accepted by the Custodian (its agents or its sub-custodians) as hereinafter provided.

               2.(a) Subject to the provisions of this section, the Custodian may at any time or times appoint (and may at any time remove), in each case with the consent of the Owner (such consent not to be unreasonably withheld), any other bank, trust company or other Person to act as an agent or sub-custodian to carry out such of the provisions of this Agreement; provided, however, that the appointment of any agent or sub-custodian shall not relieve the Custodian of its responsibilities or liabilities hereunder.  The Custodian may employ, with the written consent of the Owner (which consent shall not be unreasonably withheld), as sub-custodians for the Assets and other assets maintained outside the United States, foreign banking institutions and foreign securities depositories (collectively, “Foreign Sub-Custodians”), and foreign clearing agencies and clearing systems (collectively, “Foreign Securities Systems”).

(b) The Custodian shall limit the Assets and other assets maintained in the custody of the Foreign Sub-custodians and/or Foreign Securities Systems to: (a) foreign (e.g., non-U.S.) Assets and (b) cash and cash equivalents in such amounts as the Custodian (or the Owner, through Written Instructions) may determine to be reasonably necessary to effect the Owner’s foreign Assets transactions.  The Custodian shall identify on its books as belonging to the Owner, the foreign Assets held by each Foreign Sub-custodian and/or Foreign Securities Systems (collectively, “Foreign Intermediaries”).

(c) The Custodian may hold foreign Assets and related proceeds with one or more Foreign Intermediaries in each case in a single account with such Foreign Intermediary that is identified as belonging to the Custodian for the benefit of its customers, provided however, that the records of the Custodian with respect to Assets and related proceeds which are property of the Owner maintained in such account shall identify by book-entry those Assets and other property as belonging to the Owner.

(c) The Board has determined that the use of each Sub-custodian which the Custodian is authorized to utilize in accordance with Section 2 hereof satisfies the applicable requirements of the 1940 Act and Rule 17f-5 thereunder.

(d) The Fund has determined that the custody arrangements of each foreign depository provide reasonable safeguards against the custody risks associated with maintaining assets with such foreign depository within the meaning of Rule 17f-7 under the 1940 Act.

(e) The Custodian will make available to the Owner via electronic access on a timely basis statements in respect of the Assets held by Foreign Sub-custodians or Foreign Securities Systems, including but not limited to an identification of the Foreign Sub-Custodians and depositories having physical possession of the foreign Assets.

(f) Notwithstanding any provision of this Agreement to the contrary, settlement and payment for Assets received by a Foreign Intermediary for the account of the Owner may be effected in accordance with the customary established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer.

(g) Each agreement pursuant to which the Custodian employs a Foreign Sub-Custodian shall require such institution to exercise reasonable care in the performance of its duties.  At the election of the Owner, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Owner has not been made whole for any such loss, damage, cost, expense, liability or claim.

(h) The Custodian’s responsibility with respect to the selection and appointment of Foreign Intermediaries shall be limited to a duty to exercise reasonable care in the selection or retention of such Foreign Intermediaries in light of prevailing settlement and securities handling practices, procedures and controls in the relevant market.  With respect to any costs, expenses, damages, liabilities, or claims (including, without limitation, attorneys’ and accountants’ fees) incurred as a result of the acts or the failure to act by any Foreign Intermediaries, the Custodian shall take reasonable action to recover such costs, expenses, damages, liabilities, or claims from such Foreign Intermediaries, provided that the Custodian’s sole liability in that regard shall be limited to amounts actually received by it from such Foreign Intermediaries (exclusive of related costs and expenses incurred by the Custodian).

(i) Upon the receipt of Written Instructions, the Custodian, its agents or its sub-custodians may (but shall not be obligated to) enter into all types of contracts for foreign exchange on behalf of the Owner, upon terms acceptable to the Custodian and the Owner (in each case at the Owner’s expense), including transactions entered into with the Custodian, its sub-custodians or any affiliates of the Custodian or the sub-custodians.  The Custodian shall have no liability for any losses incurred in or resulting from the rates obtained in such foreign exchange transactions; and absent specific and acceptable Written Instructions, the Custodian shall not be deemed to have any duty to carry out any foreign exchange on behalf of the Owner.  The Custodian shall be entitled at all times to comply with any legal or regulatory requirements applicable to currency or foreign exchange transactions.  The Owner acknowledges that the Custodian, any sub-custodian or any affiliates of the Custodian or any sub-custodian, involved in any such foreign exchange transactions may make a margin or banking income from foreign exchange transactions entered into pursuant to this section for which they shall not be required to account to the Owner

3.           The Custodian shall deliver (or cause its agents or sub-custodians to deliver) promptly to the Owner all proxies, written notices, and communications with respect to Assets held by it for the account of the Owner which it may receive directly or indirectly from securities issuers or obligors.  With respect to foreign Assets, the Custodian will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject to the laws, regulations and practical constraints that may exist in the country where such securities are issued.

Any amounts or proceeds received by the Custodian (or its agents or sub-custodians) in connection with the Assets shall be deposited in the Account upon receipt by the Custodian (or its agents or sub-custodians).  Such amounts shall be withdrawn from the Account in accordance with the Written Instructions (as defined below) of the Owner (which may be in the form of standing Written Instructions) and remitted to the Owner or its designee in accordance with wiring instructions provided by the Owner.  If requested by the Owner, the Custodian shall invest funds on deposit in the Account in accordance with investment directions provided by the Owner to the Custodian in writing.  The Custodian shall not be liable for losses on any investments made by it pursuant to and in compliance with such instructions.

4.           Unless otherwise agreed by the Custodian and the Owner, the Custodian shall act only upon Written Instructions.

“Authorized Person” means any person authorized by the Owner, on the list attached hereto as Exhibit A (as amended from time to time), to give Written Instructions on behalf of the Owner.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

“Written Instructions” means (i) with respect to cash transfers or delivery of securities without payment, written instructions signed by two Authorized Persons and received by the Custodian and with respect to all other instructions, written instructions signed by one Authorized Person and received by the Custodian, or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access.  Written Instructions may be delivered electronically or by hand, electronic mail or facsimile sending device.

The Owner shall provide Written Instructions to the Custodian with regard to (a) the exercise of any rights or remedies with respect to the Assets, including, without limitation, waivers and voting rights, and (b) taking any other action in connection with the Assets, including, without limitation, any purchase, sale, conversion, redemption, exchange, retention or other transaction relating to the Assets.  In the absence of any instructions provided to the Custodian by the Owner, the Custodian shall have no obligation to take any action with respect to the Assets.

5.           Upon receipt of a written request for release from the Owner, the Custodian shall deliver the Assets held by it and identified in the request for release to the Owner or its designee.  The Custodian shall have no further obligations with respect to the Assets released at the direction of the Owner.

6.           The Custodian shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions for the Account.  The Custodian shall make available to the Owner, by the third business day following the last business day of each month, a statement showing all cash transactions and entries for the Account and a list of the Assets held by it (its agents or sub-custodians) in custody for the account of the Owner for such month.  The Custodian shall also make available to the Owner on a daily basis a statement of all cash and securities transactions for such day for the account of the Owner.

7.           The Custodian shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule attached hereto as Exhibit B.

8.           The Owner hereby represents and warrants to the Custodian, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)
This Agreement has been duly authorized, executed and delivered by the Owner in accordance with all requisite action and constitutes a valid and legally binding obligation of the Owner, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(iii)
It has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.           The Custodian hereby represents and warrants to the Owner, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)
This Agreement has been duly authorized, executed and delivered by the Custodian in accordance with all requisite action and constitutes a valid and legally binding obligation of the Custodian, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(iii)
It has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

10.           The Custodian shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and may rely upon any Written Instruction it receives from an Authorized Person pursuant to this Agreement believed by it to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties are purely administerial in nature. The Custodian may consult with and obtain advice from legal counsel as to any provision hereof or its duties hereunder.  The Custodian shall not be liable for any action taken or omitted by it in good faith hereunder and reasonably believed by it to be authorized hereby, unless such action or omission constitutes bad faith, willful misfeasance or negligence of the Custodian or the reckless disregard of the Custodian’s duties hereunder.

11.           The Owner agrees to indemnify, defend and hold the Custodian, its officers, directors, employees and agents (collectively, “Indemnified Persons”) harmless from and against any and all losses, claims, damages, demands, expenses, costs, causes of action, judgments or liabilities that may be incurred by any Indemnified Person arising directly or indirectly out of or in connection with this Agreement, including the reasonable legal costs and expenses as such expenses are incurred (including, without limitation, the expenses of any experts, counsel or agents) of investigating, preparing for or defending itself against any action, claim or liability in connection with its performance hereunder or thereunder.  In no event, however, shall the Owner be obligated to indemnify any Indemnified Person and hold any Indemnified Person harmless from any losses, claims, damages, demands, expenses, costs, causes of action, judgments or liabilities incurred by any Indemnified Person as a result of its own bad faith, willful misfeasance or negligence or reckless disregard of the Custodian’s duties.  The provisions of this section shall survive the termination of this Agreement.

12.           Notwithstanding anything in this Agreement to the contrary, in no event shall the Custodian or the Owner be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

13.           This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year.  This Agreement may be terminated at any time by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  Upon termination of this Agreement before the end of any period at which payment is due, the fee for the part of the period before such termination shall be prorated.  Notwithstanding anything to the contrary, amounts owed by the Fund to the Custodian shall only be paid out of the assets and property of the Fund.

Upon termination of this Agreement, the assets of the Owner held by the Custodian (or its agents or sub-custodians) shall be delivered by the Custodian to a successor custodian upon receipt of Written Instructions designating the successor custodian and if no successor custodian is designated, the Custodian shall, upon such termination, deliver all such assets to the Owner.  In addition, the Custodian shall transfer to such successor custodian or to the Owner, as the case may be, at the expense of the Owner, all relevant books, records, correspondence, and other data established or maintained by the Custodian (or its agents or sub-custodians) under this Agreement in a form reasonably acceptable to the Owner (if such form differs from the form in which the Custodian has maintained the same, the Owner shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Custodian’s personnel in the establishment of books, records, and other data by such successor or the Owner, as the case may be.

14.           The Custodian agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Owner, all records and other information relative to the Owner and prior, present, or potential investors thereof (and clients of said investors) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Owner, which approval shall not be unreasonably withheld and may not be withheld where the Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Owner.  Records and other information which have become known to the public through no wrongful act of the Custodian or any of its employees, agents or representatives, and information that was already in the possession of the Custodian prior to the receipt thereof from the Owner or its agent, shall not be subject to this paragraph.  Further, the Custodian will adhere to any privacy policies adopted by the Owner.  This provision shall survive the termination of the Agreement.

15.           The books and records pertaining to the Owner or the Account, which are in the possession or under the control of the Custodian (and its agents or sub-custodians), shall be the property of the Owner.  The Custodian shall keep such books and records in the form and manner, and for such period, as it may deem advisable, as is consistent with industry practice and as is agreeable to the Owner.  The Owner and Authorized Persons shall have reasonable access to such books and records at all times during the Custodian’s normal business hours.  Upon the reasonable request of the Owner, copies of any such books and records shall be provided by the Custodian to the Owner or to an Authorized Person, at the Owner’s expense.

16.           This Agreement may not be amended or modified in any manner except by written agreement executed by the Custodian and the Owner.

17.           This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to the conflict of law principles thereof.

18.           In the performance of its duties hereunder, the Custodian undertakes to comply with the laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Custodian hereunder.  Except as specifically set forth herein, the Custodian assumes no responsibility for such compliance by the Owner.

19.           This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party hereto without the written consent of the other party.

20.           Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.           Nothing in this Agreement shall limit or restrict the Custodian from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.           Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.           Any notices or other communications hereunder shall be given at the addresses stated below, by prepaid first class mail, overnight courier or facsimile.

If to the Owner:

Sound Point Floating Rate Income Fund
c/o Sound Point Capital Management, L.P.
1185 Avenue of the Americas, 36th Floor
New York, NY 10036
Attn:  Sarah Seelus

If to the Custodian:

U.S. Bank National Association
214 N. Tryon Street, 26th Floor
Charlotte, North Carolina 28202
Attn:  CDO Administration Group
Fax:  (866) 394-9325

24.           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Executed as of the date first above written.

SOUND POINT FLOATING RATE INCOME FUND

By: ____________________
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By: _____________________
Name: Michael R. McVoy
Title: Senior Vice President

EXHIBIT A

List of Authorized Persons – Sound Point Floating Rate Income Fund

Exhibit B to the Custodial Agreement – Sound Point Floating Rate Income Fund

Fee Schedule